Exhibit 99.1

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

C O R P O R A T E P A R T I C I P A N T S

Hunter Stenback, Investor Relations

Alan Lane, Chief Executive Officer

Tony Martino, Chief Financial Officer

Ben Reynolds, Chief Strategy Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Dave Rochester, Compass Point

David Chiaverini, Wedbush Securities

Michael Perito, KBW

Steven Alexopoulos, JP Morgan

Joseph Vafi, Canaccord

Will Nance, Goldman Sachs

Steve Moss, B. Riley Securities

George Sutton, Craig Hallum Securities

P R E S E N T A T I O N

Operator

Good morning or good afternoon all. Welcome to today’s Silvergate Capital Corporation Fourth Quarter and Full Year 2021 Earnings Conference Call.

I will now hand you over to Hunter Stenback to begin. Hunter, please go ahead when you are ready.

Hunter Stenback

Thank you, Operator.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Good morning, everyone. We appreciate your participation in the Silvergate Capital Corporation Fourth Quarter 2021 Earnings Call. With me here today are Alan Lane, our Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, our Chief Strategy Officer.

As a reminder, a telephonic replay of this call will be available through 11:59 pm Eastern time on February 1, 2022. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck that complements today’s discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management’s future expectations, beliefs, estimates, plans and prospects. Such statements are subject to a variety of risks, uncertainties and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Now I would like to turn the call over to Alan.

Alan Lane

Thank you Hunter, and good morning everyone.

2021 was another year of significant growth and momentum for Silvergate Capital Corporation. We further positioned Silvergate as a leader in the fast-growing digital currency industry, demonstrating the strength of our business and our model. Before I dive into our quarterly results, I’d like to take a step back and reflect on some of our accomplishments over the past year.

First, full year 2021 net income available to common shareholders of $75.5 million nearly tripled compared to 2020, driven by an increase in fee income to $35.8 million and significant growth in our balance sheet. We also saw record demand from our customers that require the ability to move U.S. dollars in real time 24 hours a day, seven days a week using our API-enabled proprietary Silvergate Exchange Network, or SEN, resulting in $787 billion of SEN transfers in 2021. Third, we scaled, then leveraged, our Bitcoin collateralized lending products to $571 million in commitments and announced partnerships with two additional digital asset custodians. Fourth, we continued to lay the groundwork for our Stablecoin infrastructure technology offerings. And finally, we completed four capital raises totaling $1.3 billion to support our record deposit growth.

As I’ve noted in the past, our growth won’t always be linear, but I’m incredibly proud of what we have been able to achieve over the past 12 months.

Now, turning to our fourth quarter results, the number of customers on the SEN platform expanded to 1,381 this quarter, an increase of over 400 customers for 2021. Our pipeline of potential new digital currency customers remains robust as we continue to benefit from the powerful network effects created by the SEN. SEN transfer volume of $219 billion in the fourth quarter increased 35% on a sequential basis and 270% on an annual basis.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

As we did last quarter, we continued to work with Coin Metrics to better understand how SEN activity is correlated to the broader industry. According to its data, both Bitcoin and Ethereum dollar trading volumes increased in the fourth quarter and remained highly correlated with trends on the SEN, as you can see on Slide 5 of our presentation. Transaction revenue from digital currency customers of $9.3 million in the fourth quarter increased nearly 146% compared to a year ago, reflecting continued strong demand for cash management and foreign currency exchange services.

Turning to SEN Leverage, total approved lines of credit increased significantly from last quarter to $571 million compared to $323 million at the end of the third quarter. The rapid growth of SEN Leverage commitments demonstrates the product’s powerful use case and strong demand from our customers for a collateralized lending option to maximize their capital efficiency. Additionally, SEN Leverage continues to perform as designed, with zero losses to date and no forced liquidations.

Driven by continued demand for the SEN, average deposits from digital currency customers grew to $13.3 billion, another record, compared to an average of $11.2 billion during the third quarter and $2.6 billion during the same quarter last year. Tony will discuss period-end deposits further in a moment.

Finally, before I turn it over to Tony, I wanted to briefly discuss some of our latest initiatives. First, in December we announced the launch of EJF Silvergate Ventures Fund, which is a joint investment vehicle focused on early-stage start-ups which are developing technologies that are poised for broad adoption in finance, including real-time payments, digital assets, and banking as a service. In partnership with EJF Capital, we are excited about the opportunity to support entrepreneurs who are shaping the future of the digital currency ecosystem, which will allow us to stay ahead of the curve as the next generation of products come to market.

Next, I wanted to provide an update on our Stablecoin infrastructure initiative. Notably, the report on Stablecoins issued by the President’s Working Group in November confirms our belief that, as an insured depository institution, Silvergate can play an important role as Stablecoins are brought within a federally regulated prudential framework. We continue to believe that Stablecoins will become a meaningful payment rail for businesses and consumers around the world, and Silvergate is well positioned to deliver this product to our customers in 2022.

To this end, during the fourth quarter, we updated our application with the New York DFS to form a limited purpose trust company that we believe will allow us to hold U.S. dollar Stablecoin reserves in a capital-efficient manner. We continue to have an open dialog with our regulators and look forward to launching this product in the coming quarters.

I’m incredibly proud of all that we accomplished in 2021, and as we look forward to 2022 and beyond, I am extremely excited about the opportunities and areas for growth that lie ahead.

I will now turn it over to Tony to discuss our financial results in more detail before we take your questions.

Tony.

Tony Martino

Thank you Alan, and good morning everyone.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Starting on Slide 6, Silvergate reported fourth quarter net income available to common shareholders of $18.4 million, or $0.66 per diluted common share, compared to $23.5 million, or $0.88 per diluted share, in the third quarter and up from $9.1 million, or $0.47 per diluted share, in fourth quarter of 2020. The year-over-year growth was driven by both net interest income and non-interest income.

Net interest income on a taxable equivalent basis was up 3% compared to last quarter and up 80% compared to the same period last year. Net interest margin, which I will discuss in more detail in a moment, came in at 1.11%. We continue to invest in our strategic growth initiatives, including the development of Stablecoin infrastructure, which resulted in an increase in non-interest expense during the quarter. These deliberate investments in employee salaries and benefits and professional services will support our future growth. In addition, our income tax rate this quarter was 9%. This quarter the effective tax rate was lower due to higher tax benefits recognized on the exercise of stock options and tax-exempt income on municipal bonds.

Next on Slide 7, deposits were $14.3 billion at December 31, 2021, an increase from $11.7 billion at September 30, 2021, driven by growth in deposits from digital currency exchanges, institutional investors in digital assets, and other fintech-related customers. As Alan mentioned, average digital currency deposits were $13.3 billion in the quarter. As a reminder, our deposits from digital currency customers can fluctuate, as evidenced by the high and low daily total digital currency deposit levels of $16 billion and $10.2 billion respectively during the quarter.

Non-interest-bearing deposits totaled $14.2 billion, representing more than 99% of total deposits at the end of the quarter as we continue to focus our deposit-gathering strategy on digital currency customers. Similar to last quarter, our weighted average cost of deposits for the quarter was essentially zero.

Turning to Slide 8, net interest margin was 1.11% for the fourth quarter compared to 1.26% in the third quarter and 2.85% in the fourth quarter of last year. The decrease in NIM from the prior quarter was driven by a higher proportion of cash and securities relative to total assets, as well as a lower yield on securities purchases. Yield on securities decreased quarter over quarter due to lower interest rates on new securities purchases throughout the third and fourth quarters.

On Slide 9, non-interest income for the fourth quarter of 2021 was $11.1 million, a decrease of $3 million, or 21%, from the prior quarter and an increase of $6.2 million, or 128%, from the fourth quarter of 2020. Fourth quarter digital currency fee income of $9.3 million was the second highest in our history. The decline in non-interest income on a sequential basis reflects the impact of a $5.2 million gain on sale of securities in the third quarter. The year-over-year increase was a result of continued growth in fee income from digital currency customers.

Slide 10 shows non-interest expense for the quarter of $25.7 million, up $3.3 million from the prior quarter, and up $8 million compared to the same quarter of last year. As I mentioned earlier, salaries and employee benefits and professional services expenses increased year over year, driven by continued investments to drive our strategic growth initiatives, including Stablecoin infrastructure.

Turning to Slide 11, our securities portfolio totaled $8.6 billion with a yield of 1.04% for the fourth quarter, up over $1 billion from a balance of $7.2 billion at the end of the third quarter and with a corresponding yield of 1.22%.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Year over year, securities increased $7.7 billion. In the fourth quarter, we rebalanced the portfolio in part by selling approximately $1 billion of longer-duration fixed-rate securities and purchasing $2.7 billion of shorter-duration fixed- and variable-rate securities. To that end, we will continue to take an active and measured approach to balance sheet management going forward with an objective of maintaining a high-quality securities portfolio.

Our total loans at December 31, 2021, were $1.8 billion, up $152.3 million, or 9.4%, compared to the third quarter, driven by an increase in SEN Leverage and mortgage warehouse balances, partially offset by decreases in our commercial real estate and single-family real estate residential loan portfolios. To note, the latter two portfolios are paying down, as we are not originating new loans in these categories. On a year-over-year basis, total loans were up $167.8 million, or 10%.

Overall, the credit quality of our loan portfolio remains strong. Non-performing assets totaled $4 million, or three basis points, relative to total assets at December 31, 2021, a decrease from five basis points relative to total assets at September 30, 2021.

Before moving on to our capital ratios, let me briefly discuss the details of the equity offering we completed in December.

During the fourth quarter, we issued and sold near 4 million shares of Class A common stock. The gross proceeds of the offering were $552 million and net proceeds to the Company were approximately $530.3 million after deducting underwriting discounts and offering expenses. This marked our fourth equity raise of the year, aligning with our goal of effectively capitalizing the business and continuing to execute on our growth initiatives. Going forward, we will continue to evaluate opportunities to raise capital efficiently in order to remain on the forefront of the digital currency industry’s evolution.

Now, looking at our capital ratios on Slide 12, our Tier 1 leverage ratio was 11.07% at the company level and 10.49% at the bank level, with the bank ratio well in excess of the 5% minimum ratio to be considered well capitalized under federal banking regulations. Our total risk-based capital ratio of 56% reflects the fact that a large proportion of our deposits are held in cash and in high-grade and highly liquid securities. Our loan to deposit ratio decreased to 12.46% at the end of the quarter, driven by the growth in our deposits during the quarter.

Overall, 2021 was an exciting year for Silvergate and I look forward to continuing our growth in 2022 and beyond.

With that, I would like to ask the Operator to open the line for any questions.

Operator.

Operator

Thank you.

Our first question today is from Dave Rochester from Compass Point. Dave, please go ahead.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Dave Rochester

Hi, good morning, guys.

Just a quick one on the limited purpose trust company that you guys mentioned. What are you expecting for the timing of finalizing that, and what kind of fee benefit are you expecting you can potentially capture from those deposits that you can hold in that?

Alan Lane

Yes, I appreciate those questions, Dave.

We don’t have good visibility on timing at this point. What I can tell you is if you go all the way back to our prospectus when we went public, we had disclosed there that we were working with the New York DFS on a limited purpose trust company in support of our Stablecoin thoughts. And with the onset of the pandemic a couple of years ago and then the ongoing evolution of the Stablecoin initiative, we had put that on hold, that being the trust company application. But now, as we’re seeing some clarity around how the President’s Working Group report came out addressing Stablecoin and the bank’s ability to participate in Stablecoin, as we’ve been saying all along, we felt that it was time to re-engage with the New York DFS, and so we’ve done that. We’ve updated our application; that went in in the fourth quarter, and that’s part of the strategy of thinking about how we will manage the reserves which would essentially be the incoming deposits that would be supporting the Stablecoin.

We’re not yet ready to talk about fee income opportunities, what the timing is, etc., but suffice it to say that we’re optimistic that we are going to be able to launch something here in 2022, and having the New York DFS trust charter is a key part of that strategy.

Dave Rochester

Great, appreciate the color there. Maybe just switching to the pipeline of new customers, it sounds like that’s really strong, over 300. Was just curious, just looking back at prior decks and seeing that pipeline has generally been over 200, you’ve added 120 accounts in 2Q, around 80 in 3Q, about the same number in 4Q. Was just curious, how long does it take to actually onboard these accounts, what’s the conversion rate of that pipeline? And then maybe if you could just talk about customer attrition, if you’re actually seeing any, just to try to put it all together and understand the growth in customers per quarter, that’d be great.

Alan Lane

Sure. You know what, I’ll go ahead and hand it over to Ben to address those questions. Appreciate it.

Ben Reynolds

Yes, thanks for the question. You’re absolutely right. We saw incredible demand during the quarter for new accounts, both from new customers and existing customers. The numbers that we report are from new customers, and we’re really seeing strong growth in the institutional investor category and really strong growth for the entire year.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

When you look at the number as of the end of last year, we were just under 1,000 clients, and as of the end of the quarter, we were close to 1,400, so we added over 400 customers during the quarter—I mean, sorry, during the year, rather, and from a base of 1,000 up to 1,400, which we think really speaks to the benefit that our customers see from the SEN platform.

The other thing I’ll say on this topic is I was looking the other day -- we implemented Salesforce to help this process a few years back, it was over two years ago, and I was looking at the total number of leads that we had received through that channel, and it was over 10,000, and so what that shows you is just the incredible sort of demand for our products, and really that number of 300 that you referenced really does point to those are qualified leads, those are folks that we believe will onboard and ultimately become customers of ours.

Dave Rochester

So generally, conversion rate is really high on that kind of pipeline that you guys talk about?

Ben Reynolds

That’s right, that’s right.

Dave Rochester

And in terms of how long it takes to onboard customers these days, has that time shrunk over time, and roughly what is it today on average?

Ben Reynolds

Yes, so we don’t disclose the actual amount of time that it takes. And what I would tell you is we have our customers in three different categories: exchanges, institutional investors, and other customers, and each category takes a different amount of time to onboard based on the due diligence that we have to do before we onboard a client. The institutional investor category is probably the fastest, just given the nature of what they’re doing and the fact that they tend to be investing their own capital.

I would say that we have optimized for that process. At the same time, we understand that this was a compliance-first initiative back in 2014, and the last thing that we want to do is take shortcuts in terms of who’s a customer of Silvergate and who is able to use our platform, so we’re maintaining the integrity of that evaluation and at the same time on-boarding customers as fast as we can.

Operator

The next question is from David Chiaverini from Wedbush. David, please go ahead.

David Chiaverini

Hi, thanks.

I have a follow-up on the Stablecoin initiative. With it looking like Diem may not happen, could you talk about your distribution strategy related to the Stablecoin initiative if you were to go about it on your own?

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Alan Lane

Yes, good morning David.

The way we’re thinking about Stablecoins hasn’t changed, that being that we view the opportunity—and again, just to step back and level-set, the existing Stablecoin market is there primarily in service of digital currency trading. And where we view the opportunity in the future is really around commerce and remittance. In order to really get the distribution for that use case, we do anticipate that we will be working with many of our existing customers but adding new customers who have already established retail distribution channels, and so without talking specifically about Diem and just zooming out a little bit and thinking about the strategy, that really hasn’t changed. We intend to be the issuer of a U.S. dollar-backed Stablecoin, and we would expect that the distribution for that Stablecoin would largely happen through our existing customers, as well as new potential customers that have retail distribution.

David Chiaverini

Great, thanks for that. I’m getting this question from investors: if a Fed-sponsored CBDC were to come to market, to what extent would that lower the TAM for private Stablecoins?

Alan Lane

Yes, so certainly if a U.S. CBDC is launched, and it is a direct-to-consumer, direct-to-retail CBDC, then that would essentially be competing with any other existing or proposed Stablecoins out there. I guess the question that we ask ourselves, and we’ve been thinking about this for a long time, as you know, is it likely that the U.S. is going to issue a Stablecoin directly to retail, or is it more likely that we’re not going to see a disruption of the two-tier banking system, and that rather anything that the U.S. might contemplate would potentially be issued by the community banking ecosystem, in which case I don’t think there’s anybody better positioned than Silvergate to participate in that.

We don’t view it—you know, we’re not concerned about it all. We’re sitting here ready to launch something in 2022 and the Fed is still talking about what it might look like. And even with some of Jerome Powell’s recent comments about the proposed report that’s going to come out in the coming weeks, as he’s recently said, he’s also indicated that that report is not going to be—it’s not going to be their views on how to do this, but rather it’s going to be posing questions, and it’s going to be open for comment, so not dissimilar to the Fed Now project that has been ongoing for years.

I think any potential U.S. CBDC is likely years away.

Operator

The next question comes from Michael Perito from KBW. Michael, please go ahead.

Michael Perito

Hi, Alan, Ben, Tony. Good morning.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Just to start, I’m curious if you guys would be willing to provide some broad commentary around—some further commentary, rather, around your growth outlook for your business in 2022. It seems like there’s a few dynamics that people are kind of wrestling with, right: higher interest rates, falling crypto values on the underlying crypto assets, that is. But it seems like you’re exiting the year with pretty strong momentum, a higher pipeline. So realizing it’s challenging to know what the crypto market will do in 2022, curious if you guys would provide just a little bit more context around how you view the Silvergate growth opportunity in 2022, given what you know today.

Alan Lane

Sure, let me start, and then I’ll kick it over to Ben to see if he has any further color that he would like to share.

I think your observations, Mike, are spot-on in that we ended 2021 probably with a stronger outlook across the different products that we offer, a stronger outlook than we’ve ended any prior year. If you think about our pipeline for users of the SEN, as Ben was just talking about a few minutes ago, if you think about the growth of SEN Leverage and that product just starting to hit its stride, if you think about the opportunity that we see for Stablecoin; so we could not be more bullish on what our opportunities are for the future.

But as I’ve also consistently said, this is not an initiative that is going to be just straight up and to the right. We’ve experienced volatility. We’ve been doing this, as you know, for eight years. Some people are comparing the end of 2021 to the end of 2017. I don’t really see that at all because of the fact that we’ve ended on such a strong note, and it’s—like you know, you have these point-in-time measurements at the end of quarters; but if you look at the ongoing stream of the opportunity and the pipeline, we’re really excited.

Ben, do you have any additional color that you wanted to add on any of those topics?

Ben Reynolds

Yes, thanks Alan.

In terms of the market, when you look at the underlying in the fourth quarter, you really had sort of a tale of two quarters in the sense that October and November were really white-hot in the crypto market and then December really fell off. At the end of November, it’s only one measure and we have a much more diverse business than this; but if you just look at the price of Bitcoin as of the end of November, it was about $67,000, and we finished the year—you know, Bitcoin finished the year at $47,000, so that’s a pretty significant draw down in the span of one month.

When we look at the average metrics for the quarter with average deposits at $13.2 billion compared to even the second quarter, which was average deposits were $9.9 billion in a quarter that had incredible SEN volume, that tells us that while there is volatility in the underlying, our platform is continuing to grow, the deposits on platform are continuing to grow, the SEN usage is up, the fee income was up. So when we really go back to our key performance indicators and we look at what happened in the fourth quarter, even though there was volatility in the underlying, to Alan’s point, we couldn’t have finished in a better place as we think about 2022 and beyond.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Michael Perito

Thanks for that. Then just secondly, I know you guys don’t provide earnings guidance, particularly around growth, but it feels like the conviction around the rate of expense and investment but also the positioning of the balance sheet for higher short-term rates are two things that are a bit more, I guess for lack of a better way of putting it, in your control. It sounds like in the quarter, you guys took some actions, maybe even enhanced your positioning for higher rates further, and I’d be curious if (audio interference) provide some general thoughts on expense growth and the potential benefit to margin from higher rates in 2022 as we move forward.

Alan Lane

Yes, Mike, I’ll go ahead and ask Tony to jump in here in just a second.

But just to give him a second to get off mute, we are absolutely continuing to invest in the infrastructure to support the launch of a Stablecoin in 2022, and as you pointed out and as we shared in our press release and in our comments, we actually also did sell some longer-duration securities during the quarter to what we believe is a better positioning for what is likely a rising rate environment here in 2022.

But I’ll turn it over to Tony now.

Tony Martino

Yes, good morning, Mike.

Most definitely in the securities portfolio, the securities that we sold, as I indicated in my prepared remarks, were primarily longer-duration fixed-rate assets, primarily mortgage-backed securities. In that category, you can just see from the press release, based on the rate decrease in that category, that we shifted to shorter duration to be positioned for moving rates.

At the same time, we continued to add to the portfolio. There was an increase in the tax-exempt muni bond portfolio, so we feel we’re in a good place entering 2022 from this perspective, particularly when you look at the cash balance in combination with the securities portfolio.

Then from an expense perspective, there’s obviously a lag effect on the impact of the hiring that we did during the third and fourth quarters, so just from a mathematical perspective, there will be some continued impact on the expense line. But again, as we said in our—you know, as Alan just mentioned, we not only are continuing to invest in our strategic growth initiatives, but we’ve also added to our foundational layer to support the scale of our operations.

Those would be my comments on both the balance-sheet positioning and expenses. Thanks for your question.

Operator

The next question comes from Steven Alexopoulos from JP Morgan. Steven, please go ahead.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Steven Alexopoulos

Hi, good morning, everyone.

To start, Alan, I wanted to follow up first on the digital currency customers. I don’t know if you saw it or not, but Signature reported this morning, and their new client adds, if you look at them, they increased fairly sharply over the past few quarters, whereas for you guys the trend was flat to sort of down over the past few quarters. They’ve reported 139 new client adds, and you guys are 76.

What are you seeing—or, why are you not seeing a similar increase that they’re seeing? I would have expected you to keep pace with new client adds to what they reported this morning.

Alan Lane

Yes, obviously we don’t have any visibility into what their numbers are, who they’re adding, what types of customers, etc. All I can tell you is that, as Ben was sharing in his comments a few minutes ago, our pipeline is as strong as ever and we’re adding customers at a really healthy clip.

The other thing, and I don’t think Ben touched on this, he commented on the fact that we don’t really share how long it takes to onboard a customer, etc., but it also depends on the type of customers that we’re adding. It’s very easy to add a non-SEN user, somebody that would be in the other bucket, for instance, and it takes a little bit longer to add an institutional investor and it takes quite a bit longer to add an exchange, and so it’s possibly mix, but I’ll ask Ben to comment if he has any additional color.

I did see their earnings report this morning, and certainly I have no concerns whatsoever about our business and the growth that we’re seeing and the demand that we’re seeing for the Silvergate Exchange Network.

Ben, you want to add any color?

Ben Reynolds

Yes, so I think that’s exactly right. When we have this incredible inbound that I was talking about, and one of the questions we ask ourselves is what is this customer going to bring to the network, what are the products that they’re going to use at Silvergate, because it actually is possible, especially in this industry, that you add customers that aren’t accretive to the platform and aren’t accretive to the products that you’re offering, and whatnot. So it’s almost—you know, I don’t want to say it’s profitability per customer because it’s deeper than that, but we’re very strategic in terms of who we look at to add, the risks that they may or may not bring on the platform, and ultimately how they’re going to use our services. There is more to it than just adding customers for the sake of adding customers.

Steven Alexopoulos

Then if I could follow up. So you’d indicated October-November were white-hot and then December activity trailed off quite a bit. In terms—I know David asked about converting the pipeline, but what we’re all wondering is, as the price of crypto has come down quite a bit and might struggle as rates go up, is

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

that impacting the institutions you’re looking at and their desire, willingness to adopt crypto and go on the platform?

Ben Reynolds

Yes, appreciate the question, and the quick answer is no, not at all. When we talk about institutional investors, these are truly the sophisticated firms that are out there that are raising capital from LPs and have developed a thesis as it relates to crypto. I think everyone understands that there’s going to be volatility in the underlying; but when you just look at the amount of capital and investment that’s going into the space, we couldn’t be more excited about the opportunities that we’re seeing and what the pipeline looks like.

So really, that difference between October, November and December—you know, December trading volumes were down, the price was down, the basis trade went away, so there were a number of headwinds in December; but in terms of the long-term thesis for crypto and the long-term growth opportunity for Silvergate, we couldn’t be more excited about what that looks like.

Operator

The next question is from Joseph Vafi from Canaccord. Joseph, your line is open.

Joseph Vafi

Hi, guys, good morning.

Just thought we’d drill down a little on the SEN Leverage. It looked like that loan book grew pretty nicely sequentially. Was just wondering if you could provide some more color there relative to was that a function of you feeling better on the risk management side versus what might be the demand outlook there, and then I’ll have a quick follow-up.

Alan Lane

Yes, Joe, really appreciate that question.

It is absolutely not any change in our risk outlook, if you will, or feeling more comfortable. We are just as comfortable today as we’ve been all year with our risk management on the SEN Leverage book, and it really is more the—as you asked the question, it’s really more the ongoing and increasing demand from our customers for better capital efficiency, for access to U.S. dollars by borrowing against their Bitcoin.

And so this is one of the things that we’re really excited about for 2022, is that even though, as you pointed out, we had very strong sequential growth, we have quite a healthy pipeline on the SEN Leverage book as well. We haven’t been disclosing pipeline on SEN Leverage, because it’s a little—it would just be difficult because some of our borrowers are smaller and they might only borrow $5 million, and then on the other side you might see a mining company, such as was announced at the beginning of the fourth quarter last year when we made $100 million loan to a mining company.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

And so the bottom line is we think this is going to continue to grow in 2022, and it’s one of the reasons we’ve been confident to continue to add capital to support the growth, not only on the deposit side and the number of customers, but also on the SEN Leverage book.

Joseph Vafi

Okay, that’s helpful, thanks, Alan.

Then just as a follow-up, I was just wondering if we could get an update. I know you signed a couple, you know, pretty large kind of strategic—partnership or strategic deals with Fidelity Digital Assets and Coin Base in that kind of custody side. I was wondering what’s the update there, how are those relationships evolving, and how are they contributing to the business. Thanks a lot.

Alan Lane

Yes, appreciate that question as well, because we are seeing the network effect on the custodial side working just as we had hoped. We are fully engaged with all of our partners, all of our SEN Leverage partners, and we don’t have a favorite, if you will. It really is all about customer choice, allowing our customers to choose, and in many cases they’ve already made the choice that they’re comfortable holding their Bitcoin in custody at Coinbase or at Fidelity or at Anchorage or at Bitstamp, and so we’ve got integrations with all of those folks. When a prospect comes to us and wants to borrow, the one thing they don’t have to do is move their Bitcoin, because they’ve likely already got it with one of those partners.

We aren’t disclosing how much we have with each one, but rest assured that we have outstanding loans that are collateralized by Bitcoin that is held at each one of those custodians.

Operator

The next question is from Will Nance from Goldman Sachs. Will, your line is open.

Will Nance

Hi, guys, good morning. Appreciate you taking my questions.

Most of my questions, I think, have been asked and answered at this point, but I wanted to go ahead and drill in on the securities portfolio again in response to an earlier question. I think the biggest delta versus expectations this quarter came from the lower securities deals and the repositioning of the book that you guys have done. I was hoping to understand a little bit better about the kind of relative trade-off between current income and future income. I think you’ve talked about roughly a 50/50 mix of fixed and floating rate securities in that book, correct me if I’m wrong there, or maybe just post the repositioning, could you give us an update on how much of that book is composed of floating rate securities and short duration T-bills, just to give us a sense for how much the yield might benefit as interest rates go up?

Alan Lane

Yes, Will, I’m going to ask Tony to comment on your question in a little bit more detail.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

One of the things that I just wanted to double-click on, when Tony was addressing this question a few minutes ago, he talked about the fact that most of the securities that we sold were mortgage-backed securities, but yet we are still adding to the muni portfolio.

One of the things that I just wanted to highlight is the fact that it’s not so much that we changed our strategy around fixed versus floating; but in the context of the fixed portfolio, we are thinking about how the different investment portfolio sectors, how they react to rising rates and what the potential mark-to-markets on those are. And so we’re focused on earnings, we’re also focused on capital preservation and thinking about the ultimate mark on the portfolio if rates were to rise rapidly.

With that, though, let me turn it over to Tony to ask him to comment a little bit more on the details of your question.

Tony Martino

Yes, thanks Alan.

And just to, I guess, add to my previous comment, as much as I indicated that we had sold some of the securities, some of the mortgage-backed securities, we actually added more mortgage-backed securities than we sold. The primary buckets of where we did add investment in the quarter, the largest increase was in mortgage-backed securities, followed by the municipal bonds. Had it not been for the $1.1 billion of sales, our securities book would have approached $10 billion. As Alan said, we look at all the sub-sectors, but our philosophy really hasn’t changed. We remain flexible and we think we’re in a good position heading into Q1.

Clearly, as I indicated before, in the taxable securities book, the duration has been reduced overall, and so last quarter I did comment on a 50/50 mix between floating and fixed, and it’s definitely skewed to more adjustable rate this quarter. I won’t quote a number, because that’s continually changing, and it could continue to change, depending on what we do.

Hopefully that provides additional color.

Will Nance

That’s super helpful, I appreciate it. Then I guess a second one, maybe for Ben. If I think back a couple of quarters ago when crypto prices were down pretty significantly, I think you guys actually saw really robust deposit growth, and I think you gave some commentary around clients being a little bit more inefficient with how much balances they keep on the SEN. Just wondering, as we’re towards the end of the quarter and into the beginning of the first quarter, have you guys seen similar types of trends of people being in more of a risk-off mode and holding more cash in the SEN, and should we think about that as being a potential offset if we do see lower crypto trading activity drive lower SEN transfers next quarter?

Ben Reynolds

Yes, so without providing any guidance in terms of what we think deposits are going to do, we know that there’s a couple of areas of deposit growth for us. First of all, it’s just the new customers. You know, this year we added 400 customers, we’ve got a pipeline of 300 customers, and so we know that as we continue to add customers, deposits are going to grow.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

But then as the SEN grows and as the network effect gets bigger, there’s even more venues for our customers to be able to trade with, if you will, and so we are seeing them keep more deposits with us, more capital with us on a per-customer basis, really kind of across the board. We believe that that’s because they don’t want to miss out on trading opportunities, like we’ve talked about in the past. Some of our customers, they don’t really care if the underlying is going up or going down; they’re really looking for volume and volatility, and so there’s a—that’s one segment. We’ve got the retail segment, we’ve got the Stablecoin segment, and so we really do have a diverse group of customers that are using the SEN, and as we’ve talked about, we think that deposits are going to continue to grow. It’s not going to be linear, as we’ve said all along, but we do believe that as we add customers and whatnot, that deposits on platform will continue to grow despite market conditions.

Operator

The next question is from Steve Moss from B. Riley Securities. Steve, please go ahead.

Steve Moss

Good morning.

Maybe just to start, following up on the SEN network pipeline. Kind of curious here just if you could give color around maybe the mix and the size of customers that you guys see in the 300-plus number.

Alan Lane

Yes, Steve, this is Alan. I’ll jump back in.

We don’t typically disclose the types of customers and the size that are in the pipeline. But I can just tell you generally, just to kind of go back to a comment that Ben made earlier, the largest area of growth and demand that we’ve seen here of late is in the institutional investor side, and if you think about the law of large numbers and the fact that there are likely not as many exchanges out there, we pretty much have penetrated the crypto currency exchange market.

Not to say that we won’t add any, but it’s probably more likely that we would see continued growth in the institutional investor bucket and then in the other bucket as well.

Steve Moss

Okay, thanks, Alan. Then just in terms of maybe tying out the investment securities book a little further, I’m kind of curious if you could give any, maybe, color around end-of-period yields for the taxable securities book.

Alan Lane

Yes, I don’t have that level of detail.

Tony, do you have any comment on that, or should we just do that on a follow-up?

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Tony Martino

I think we’ll do that in a follow-up.

Steve Moss

All right, thank you very much, guys. Good quarter.

Alan Lane

Thanks, Steve.

Operator

Our final question today is from George Sutton from Craig Hallum. George, please go ahead.

George Sutton

Hi, guys.

I’ll finish up with a big picture question. Obviously you’ve had a very conservatively managed balance sheet, you’ve raised a lot of capital. I’m just curious what the governors to putting that capital to work relatively quickly are, and what any accelerants that you see potentially out there that could accelerate the use of that capital.

Alan Lane

Yes, George, I appreciate the question.

We haven’t had much of a chance to talk about the capital that we raised in the fourth quarter, which, as we’ve touched on briefly, was really both in support of our growth throughout the year, as well as thinking ahead to 2022. As we’ve talked about Stablecoin, as we’ve talked about SEN Leverage and, as Ben just touched on, we absolutely believe that our deposits are going to continue to grow.

We’ve just tried to be prudent capital managers, thinking about the fact that we want to have enough dry powder to take advantage of growth opportunities, whether that comes through acquisition, whether that comes through organic growth, the launch of the Stablecoin initiative that we’re hoping to be able to bring to market in 2022, thinking about managing those reserves, because deposits would likely increase as a result of that initiative.

We don’t have any further guidance that we can give at this point, other than to say that we believe that we will be able to effectively deploy that capital, and we feel that we’re in a very good spot here with ending the year with such strong capital ratios as we contemplate the growth initiatives for 2022.

George Sutton

I will leave it there. Thanks, guys.

Silvergate Capital Corporation – Fourth Quarter and Full Year 2021 Earnings Conference Call, January 18, 2022

Alan Lane

All right, thank you.

I think the Operator—

Operator

(Multiple speakers).

Alan Lane

Yes, thank you very much. I was just realizing you said this was going to be the last question.

Appreciate everybody’s questions, appreciate your support throughout the year. We’re incredibly proud of our 2021 results, which are a testament to the continued hard work of the entire Silvergate team.

We’ve built a diverse earnings stream with multiple growth levers. And looking ahead to 2022 and beyond, we continue to see tremendous opportunity to provide innovative solutions for our digital currency customers. We’re looking forward to sharing additional updates on our strategic growth initiatives in the coming quarters, and, once again, thank you for your time and your support. Have a great day.

Operator

Ladies and gentlemen, this concludes today’s call. Thank you very much for your attendance.